UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           NOTIFICATION OF LATE FILING


                                                          SEC FILE NO.:000-21585

                                                           CUSIP NO.:98157N 10 4
                                                                     98157N 11 2
                                                                     98157N 20 3
(Check one) :

[X] Form 10-K  [   ] Form 20-F [   ] Form 11-K [   ] Form 10-Q [   ] Form N-SAR


                       For Period Ended: December 31, 1997

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form 10-Q


                        For the Transition Period Ended:

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       NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                   HAS VERIFIED ANY INFORMATION CONTAINED HEREIN
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRATION INFORMATION

Full Name of Registrant:            Worldwide Entertainment & Sports Corp.

Address of
Principal Executive Office:         29 Northfield Avenue
                                    West Orange, New Jersey 07052

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [ ]   (a) The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     [X]   (b) The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     [ ]   (c) The accountant's  statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.



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


PART III - NARRATIVE

         The financial information necessary to complete the annual report could not be obtained on a timely basis.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                           Roy Roberts               (973) 325-3244

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act or 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                           [X]   Yes                 [   ]   No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           [   ]   Yes               [X]   No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                     Worldwide Entertainment & Sports Corp.

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:    March 31, 1998                          By:   /s/ Marc Roberts
                                                       Marc Roberts
                                                       Chief Financial Officer




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